Exhibit 99.1

                      IMMUNOMEDICS TO APPEAL NASDAQ RULING
          AND FILES PRELIMINARY PROXY MATERIAL FOR STOCKHOLDER MEETING

Morris Plains, NJ, June 14, 2005. Immunomedics, Inc. (Nasdaq:IMMU) today announced that it plans to appeal a Nasdaq staff ruling that the Company violated Nasdaq Maketplace shareholder approval rules in connection with its financing that closed on April 29, 2005. The Company plans to file a notice of the appeal on or before June 17, 2005, in order to temporarily prevent a delisting. In the meantime, the Company will continue to explore the possibility of amending the terms of the notes and the warrants issued in the April financing, in an effort to regain compliance with Nasdaq Marketplace rules.

The Company is filing with the Securities and Exchange Commission a preliminary proxy statement regarding a special meeting of its stockholders that it will convene to seek approval of the additional authorized shares needed for the recent financing, as well as approval of the issuance of shares of common stock in accordance with the April financing.

The Company also will continue to explore possible amendments to the terms of the notes and warrants and will continue to pursue the application to transfer listing of its common stock to the AMEX, which it filed on June 3, 2005. No assurance can be given that any effort to amend the terms of the April 29 financing will be successful or will satisfy the Staff regarding its delisting determination or allow the Company to succeed in its appeal, or with respect to the timing or success of our American Stock Exchange listing application. Furthermore, there is no assurance that the Company's appeal of the Nasdaq Staff's decision will be successful, or as to the potential timing of the actual delisting of the Company's securities (including whether or not it may occur before the special meeting of stockholders, any amendment of the terms of the notes and warrants, or any listing on the AMEX.) If the Company is unable to successfully amend the terms of the notes and warrants and obtain the requisite approval from stockholders, it is unlikely that the Nasdaq will permit the continued listing of the Company's common stock, and even if the Company is successful in both those regards, it may not be able to retain its listing on The Nasdaq National Market.

Immunomedics is a biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We are currently preparing to enter our lead product candidate, epratuzumab, into two pivotal Phase III trials for the treatment of patients with moderate and severe lupus. At present, there is no cure for lupus and no new lupus treatment drug has been approved in the U.S. in the last 40 years. We believe that our portfolio of intellectual property, which includes approximately 90 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. Visit our web site at http://www.immunomedics.com.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of financing and other sources of capital, as well as the risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Immunomedics, Inc. is filing a preliminary proxy statement with the SEC concerning the share increase described above. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, investors may obtain documents filed with the SEC by Immunomedics, Inc. free of charge by requesting them in writing from Immunomedics, Inc. at 300 American Road, Morris Plains, NJ 07950, Attention: Investor Relations, or by telephone at (973) 605-8200.

For More Information:

Dr. Chau Cheng
Associate Director, Investor Relations & Business Analysis
(973) 605-8200, extension 123
ccheng@immunomedics.com

Julie Huang
Financial Dynamics
(212) 850-5628
jhuang@fd-us.com